Filed Pursuant to Rule 424(b)(5)

Registration No. 333-209517

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 26, 2016)

 Common Stock

Prior to the date of this Prospectus Supplement, Rodman & Renshaw, a unit of H.C. Wainwright, made offers and sales of our common stock, $0.001 par value, pursuant to an At the Market Offering Agreement, dated October 19, 2015 (the “ATM Agreement”), as amended, through prior prospectus supplements and prospectuses dated February 15, 2013 and April 26, 2016. On June 2, 2016, we and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, agreed to terminate the ATM Agreement. The termination of the ATM Agreement was effective immediately and the at the market offering program is no longer available for use by us. We have stopped making offers and sales under the ATM Agreement and will not recommence such offers or sales.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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Rodman & Renshaw

A unit of H.C. Wainwright & Co.

The date of this prospectus supplement is June 2, 2016.